Exhibit 5.1

November 30, 2017

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Brooks Automation, Inc., a Delaware corporation (the “Company”).  A registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), is being filed herewith by the Company with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the registration of $10,000,000 of deferred compensation obligations (the “Obligations”) of the Company, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Amended and Restated Brooks Automation, Inc. Deferred Compensation Plan (the “Plan”).  This opinion is being rendered in connection with the filing of the Registration Statement with the SEC.  All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Restated Certificate of Incorporation and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I have deemed relevant; and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and Massachusetts law, and I am expressing no opinion with respect to the laws of any other jurisdiction.  Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles, whether such enforcement is considered in a proceeding at equity or law.

November 30, 2017

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Jason W. Joseph

Jason W. Joseph

Senior Vice President, General Counsel and Corporate Secretary